1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Highlands Ranch Medical Pavilion Near Denver

DENVER (May 06, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Highlands Ranch Medical Pavilion, a Class A medical office building totaling approximately 37,000 square feet in the Denver suburb of Highlands Ranch. The $8.4 million acquisition closed on April 30.

Located at 8671 S. Quebec St., Highlands Ranch Medical Pavilion is within approximately five miles of both the 231-bed Littleton Adventist Hospital and the 186-bed Sky Ridge Medical Center. Littleton Adventist is a member hospital of Centura Health, while Sky Ridge Medical Center is a member hospital of HealthONE. Built in 1999 on approximately 3.5 acres of land, the property is currently 94 percent leased to multiple tenants, including Belleview Family Medicine PC, National Jewish Medical and Research Center and Arapahoe Park Pediatrics PC.

“Highlands Ranch Medical Pavilion is located in one of Colorado’s most affluent neighborhoods, near two large hospitals and in the midst of one of the nation’s growing metropolitan regions, all of which make this an ideal acquisition for Grubb & Ellis Healthcare REIT II,” said Jeff Hanson, chairman and chief executive officer. “But most importantly, this acquisition is immediately accretive to our bottom line, delivering a rate of return well in excess of our 6.5 percent per annum distribution paid to investors.”

Highlands Ranch Medical Pavilion is located 12 miles south of Denver and enjoys close proximity to Interstate 25, Colorado’s primary north/south thoroughfare, and the C-470 Beltway, affording tenants easy access to all of Greater Denver. The building provides a variety of medical services to patients, including: asthma, allergy and immunology; radiology and imaging; pediatric services; physical therapy; behavioral health services; obstetrics and gynecology services; family practice and oral and maxillofacial surgery.

The property was acquired from HRMED LLC, an unaffiliated third party represented by Geoff Baukol and Chris Bodnar of CB Richard Ellis.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,500 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax deferred 1031 exchanges, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to Highlands Ranch Medical Pavilion’s occupancy, whether its proximity to Littleton Adventist Hospital and the Sky Ridge Medical Center is beneficial, the thriving Greater Denver community and Highlands Ranch Medical Pavilion’s rate of return. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Highlands Ranch Medical Pavilion and its tenants; uncertainties relating to Littleton Adventist Hospital, Sky Ridge Medical Center and local economy of the Greater Denver region; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.